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                                                                   EXHIBIT 10.31

                                 FIRST AMENDMENT
                                     TO THE
                                 NOVADIGM, INC.
                       1999 NONSTATUTORY STOCK OPTION PLAN

The 1999 Nonstatutory Stock Option Plan (the "Plan"), as adopted by the board of directors of Novadigm, Inc. (the "Company") on April 30, 2003, is hereby amended by the Board of Directors of the Company pursuant to Section 14 of the Plan, as follows:

1. To increase the maximum aggregate number of shares of the Company's common stock, par value $.001 per share, that may be optioned or sold under the Plan by 2,000,000 shares, Section 3 of the plan is hereby amended by deleting the number "500,000" and substituting therefor the number "3,350,000."

2. Section 10(b) of the Plan is hereby amended by deleting the term "thirty (30) days" and substituting therefor the term "three (3) months."

3. Section 12(c) of the Plan is herby deleted and replaced in its entirety with the following:

"(c) Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Optionee shall fully vest in and have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable, and any repurchase option in favor of the Company and applicable to any Shares purchased upon exercise of an Option shall lapse as to all such Shares. If an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee in writing or electronically that the Option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if, following the merger or sale of assets, the Option confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share of Optioned Stock subject to the Option, to be solely common stock of the successor corporation or its Parent equal


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in fair market value to the per share consideration received by holders of
Common Stock in the merger or sale of assets."



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4. Except as modified herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized officer this ____ day of May 2003.

                              NOVADIGM, INC.


                              By:   /s/ Wallace D. Ruiz
                                 -------------------------
                                 Wallace D. Ruiz
                                 Vice President, Chief Financial Officer and
                                 Treasurer